EXHIBIT 21

                     SUBSIDIARIES OF THACKERAY CORPORATION


NAME OF CORPORATION                 STATE OF INCORPORATION
-------------------                 ----------------------

Wholly-Owned by Thackeray Corporation
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Brennand-Paige Industries, Inc.     Delaware
14155 Corp.                         New York